Exhibit 99.1

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FOR IMMEDIATE RELEASE	Contact: Michael P. Donovan
mdonovan@HealthExtras.com
HealthExtras, Inc.
301-548-2900

State of Mississippi Announces Intent to Negotiate Pharmacy Benefit Agreement with Catalyst Rx

Four-Year Agreement to Cover More than 190,000 State Beneficiaries

ROCKVILLE, MD, June 22, 2005 — HealthExtras, Inc. (NASDAQ: HLEX) — The State of Mississippi State and School Employees Health Insurance Management Board has announced its intent to award a four-year pharmacy management contract to HealthExtras’ pharmacy benefit management subsidiary, Catalyst Rx, beginning January 1, 2006. Catalyst Rx will administer a comprehensive pharmacy benefit program for more than 190,000 active and retired employees and their eligible dependents. Catalyst Rx was selected following the state’s competitive-bidding process. The award is subject to final contract execution.

“The State of Mississippi’s decision to negotiate with Catalyst Rx reflects continued success in our efforts to offer innovative solutions to managing prescription benefits,” said David T. Blair, Chief Executive Officer of HealthExtras. “We look forward to working with the State and School Employees Health Insurance Plan in Mississippi to provide high quality service to its members.”

About HealthExtras (www.healthextras.com)

HealthExtras, Inc., a pharmacy benefit management company, currently provides benefits to over three million members. Its clients include self-insured employers, including state and local governments, third-party administrators, managed care organizations and individuals. The Company’s integrated pharmacy benefit management services marketed under the name Catalyst Rx include: claims processing, benefit design consultation, drug utilization review, formulary management, drug data analysis services and mail order services. Additionally, the Company operates a national retail pharmacy network with over 55,000 participating pharmacies.

This press release may contain forward-looking information. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Act of 1995. Forward-looking statements may be significantly impacted by certain risks and uncertainties described in HealthExtras’ filings with the Securities and Exchange Commission.

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